TWO ROADS SHARED TRUST

AMENDED OPERATING EXPENSES LIMITATION AND SECURITY AGREEMENT

Appendix A

Holbrook Holdings, Inc.

As of: February 2, 2022

Fund	Operating Expense Limit	Next Renewal Date	Minimum Duration
HOLBROOK INCOME FUND
Class I	1.30%	March 2022	September 1, 2022
Investor Class	1.80%	March 2022	September 1, 2022
Class A	1.55%	March 2022	September 1, 2022
HOLBROOK STRUCTURED INCOME FUND
Class I	1.50%	March 2023	September 1, 2023
Investor Class	2.00%	March 2023	September 1, 2023
Class A	1.75%	March 2023	September 1, 2023

TWO ROADS SHARED TRUST,

On behalf of the Funds included herein on Appendix A

By: /s/Richard Malinowski

Name: Richard Malinowski

Title: Vice President

Holbrook Holdings, Inc.

By: /s/Scott Carmack

Name: Scott Carmack

Title: Chief Executive Officer